Exhibit 10.3

The Leasing Agreement of Factory and Dormitory

Party A: Huang Erchun

Correspondence address: Fuyong, Baoan District, Shenzhen

Telephone: 0755-33813088

Party B: Shenzhen Jingang Industry Co., Ltd.

Correspondence address: Pengzhou Industrial Park, Hi-Tech Park, Fuyong Street, Baoan District, Shenzhen

Legal Representative: Huang Erchun

Telephone: 0755-33813656

Proxy: Huang Yongsheng    Telephone: 0755-33813656

Party C: Fenbo Plastic Products Factory (Shenzhen) Ltd.

Correspondence address: Fuhai Street, Baoan District, Shenzhen

Legal Representative: Li Kin Shing    ID No.: H06775191

Proxy:    Telephone: 13902447855    0755-27291399

According to The Civil Code of the People’s Republic of China and other legal provisions, in order to clarify the rights and obligations of the lessor, the operator and the lessee, within Party A, Party B and Party C on an equal and voluntary basis of friendly consultation, now on the Party C leasing Party A’s house and accepting Party B’s property management services on matters related to the agreement, and hereby enter into this contract for the three parties to comply with the implementation of the following: Party A agreed in accordance with the agreement to the rental of the property to the Party C paid for the use of, and Party B is entrusted to be responsible for the property management services and collect the corresponding fees, Party C knows and agrees to Party A’s entrusted behavior and accepts Party B’s property management. The specific requirements are as follows:

Article 1 The location, term of the agreement, deposit and relevant fee agreements

No.	Items	Details
1	Location and purpose of the factory	Block C of Pengzhou Industrial Park with 75 rooms in dormitory C and No. 201 in dormitory C. The purpose is for production and operation, staff accommodation and staff activity room.
2	Rent of house	1)	Block C: Monthly rent RMB416959.7 (tax included).
		2)	75 rooms in dormitory C: Monthly rent RMB70839.9 (tax included).
		3)	No. 201 in dormitory C: Monthly rent RMB24164.5 (tax included).
		4)	Factory manager’s fee: Monthly rent RMB3204.00 (tax included).
		5)	Garbage removal management fee: Monthly rent RMB17194.8 (tax included).
3	Term of the agreement	3 years, from July 16, 2024 to July 15, 2027
4	Fee increments	In the third year of the agreement, i.e. from 16 July 2026, all the above housing costs are increased by 7%.
5	Deposit (Three months’ rent)	RMB1,535,892.3 (One Million, Five Hundred and Thirty-Five Thousand, Eight Hundred and Ninety-Two Yuan and Thirty Cents Only). Thereafter, the rental fee will increase incrementally. When paying the first month’s rent after the incremental increase, Party C must pay the corresponding incremental deposit, i.e., three months’ rent after the incremental increase.
6	Payment date of the monthly rent	Party C must pay the monthly rent to Party B before the 10th day of each month. If Party C overdue by 1 day, Party B will charge Party C at 3‰ penalty of the total amount receivable per day. If the rent is overdue for more than 20 days, it will be deemed that Party C has breached the agreement.
7	Calculation of water and electricity consumption	Water for the house will be charged at RMB6.72 per ton (tax included); electricity will be settled between Party C and the power supply department. The above prices of water and electricity are determined through the consultation of all parties, and all parties have no objection to the pricing, and if the price of water and electricity supply department is adjusted, the above prices of water and electricity will be adjusted accordingly.
8	Related taxes	The above costs are all inclusive of tax (except for those not specified).

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Article 2 Payment of fees and related agreements

1.	At the time of signing the agreement, Party C shall pay a one-time housing deposit (three months), Party B shall issue a receipt to Party C upon receipt of the housing deposit, and the housing deposit agreed upon in this agreement shall be returned to Party C without interest within 10 working days upon expiration of this agreement, Party C’s settlement of all expenses and the vacating of the house, restoration of the original condition and return of the house to Party B by presenting the original receipt.

2.	Party C shall pay Party B the rent, factory manager’s fee and garbage removal management fee of the current month before the 10th of each month, and also pay the utility bills and other payable expenses of the previous month. After Party C has paid all the expenses every month, Party A and Party B shall issue relevant receipts to Party C before the 25th of every month.

3.	If Party C fails to pay the rent and other charges in full and on time as agreed in this agreement, Party C shall pay a late fee at the rate of 3‰ of the total amount due for each day of late payment, and Party C shall be deemed to be in serious breach of the agreement if it is late in paying the rent for more than 20 days.

4.	All fees payable by Party C under this agreement, such as rent and factory manager’s fee, garbage removal management fee and utility fees are designated to be collected by or on behalf of Party B. Party B designates the following bank account for collection, which shall be subject to the monthly collection notice.

Account Name: Shenzhen Jingang Industry Co., Ltd.

Account opening bank: 000017269794

Account number: Shenzhen Agricultural and Commercial Bank, Fuyong Sub-branch

5.	This agreement is all settled in RMB, and all payments made by Party C shall be based on the actual amount received in Party B’s bank account.

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Article 3 The delivery standard of the Factory

The delivery standard of Party A’s factory building: The main fire protection can pass an inspection and acceptance and can be used normally, supporting facilities are intact; the original elevator of the house is accepted and can be used normally; to ensure that all the doors, windows and floors of the house are intact; dormitory doors, windows and bathrooms are complete with supporting facilities, and the water and lighting systems can be used normally, Party C has confirmed that the status quo of the house is in line with the delivery standard before the signing of this agreement.

Article 4 The Responsibilities of Party A and Party B and relevant provisions

1.	Party A shall ensure that there is the legal right to rent out the house.
2.	Party A shall ensure that there are no debts and economic disputes in the house and supporting facilities, and if there are, Party A shall deal with them appropriately so as not to affect Party C’s normal use;
3.	Party A shall ensure the integrity of the main structure of the house before delivering it to Party C for use, and Party A shall be responsible for the maintenance of the damages occurring for reasons other than those of Party C.
4.	Party B is responsible for appointing a factory manager to assist Party C to run the factory, the factory manager’s fee is 3000 yuan per month, Party C owes the factory manager’s fee, Party B has the right to recover the money from Party C directly.
5.	The original elevator of the house will be delivered to Party C for use. During the lease period, Party C will be responsible for the maintenance, repair and payment of related expenses. When the agreement is terminated, if the elevator fails, Party C must repair it and return it to Party A after acceptance.
6.	Party B provides one 1600KVA transformer to Party C, during the lease period, Party C is responsible for maintenance, repair and payment of related costs. When the agreement is terminated, party C will be normal use of the transformer back to party B, and pay all the relevant costs. During the lease period of the agreement, in the case of ensuring that Party C has enough electricity, if Party B needs to use the remaining power of the transformer, the two sides will consult together, and the electricity and maintenance costs will be shared by Party B and Party C by mutual agreement.
7.	Party B is responsible for the fire inspection and acceptance of the housing infrastructure, Party C is responsible for the fire inspection and acceptance of the secondary decoration according to the need.

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Article 5 Party C’s responsibility and related regulations

1.	Party C shall pay the deposit, rent and related expenses as agreed in this agreement, and be responsible for related taxes and fees.
2.	Without the written consent of Party A and Party B, Party C shall not sublet the leased plant and dormitory to others. If there is any violation, Party A and Party B have the right to terminate this agreement, take back the factory building and dormitory without refunding the deposit, and reserve the right to pursue Party C’s responsibility through legal channels.
3.	Party C is familiar with all the conditions of the house and is willing to rent the leased property of this agreement. Party A will deliver the house and supporting facilities to Party C according to the status quo, Party B will not invest in renovation, such as Party C need to renovate and other transformation should be submitted to the relevant government departments for approval and written consent of Party B can be carried out, and all the costs incurred by the Party C bear. Party C shall not change the main structure of the house and affect the safety of the house during the renovation, and shall not change the walls or fire facilities of the house without authorization, so as to avoid disturbing the neighbors and to reduce the problems of maintenance of the house in the future. Party C shall ensure that the housing and supporting facilities are returned to Party A in good condition and safety when the lease is terminated, and all the decoration except machines and equipment shall be returned to Party A free of charge, and if Party A and B need Party C to restore the place, Party C shall restore the place unconditionally.
4.	Party C can only start the decoration formally after going through the decoration procedures and paying the decoration deposit. Party B will issue a receipt to Party C after collecting the deposit. Party C shall strictly abide by the relevant national laws and regulations, and arrange the qualified decoration company to carry out the decoration, and Party C shall be responsible for all the safety during the decoration, and Party C shall be responsible for all the consequences and collateral liabilities arising from improper construction or illegal decoration. After the completion of the decoration, if Party C does not damage any facilities of Party B and cleans up the construction site, Party B will return the decoration deposit without interest within 10 working days with the original receipt, otherwise Party B has the right not to return the decoration deposit.
5.	Party C shall operate independently and be responsible for its own profit and loss during the lease period. Party C is responsible for all debts, safety, labor disputes (wage arrears, employee treatment, work accidents, etc.) and other events during the lease period.
6.	Party C shall be responsible for all the legal responsibilities and compensation costs for the safety accidents occurred during the lease period. If Party C’s personnel, goods, office production equipment or failure to implement safety management measures and other factors cause damage to Party A, Party B, neighboring enterprises, other people or buildings, or lead to penalties imposed by the relevant government departments, Party C shall bear full responsibility, and Party B has the right to supervise Party C to carry out the corresponding compensation and accept the penalties.
7.	Party C must comply with national and local laws and regulations as well as Party B’s property management regulations when using the leased property; set up and equip with fire-fighting facilities and equipment according to the requirements; elevators are maintained by qualified companies; electricity facilities are required to be maintained by qualified personnel; the use of the building shall not exceed the floor load-bearing capacity; the production and operation shall be in accordance with the regulations of the local governmental departments; inflammable and explosive substances and prohibited items shall not be stored in the leased premises; if it is violated, Party B has the right to supervise the corresponding compensation and punishment. Party C shall be responsible for any violation of these regulations. Party C shall be responsible for any damage caused by Party C’s violation of the above regulations that affects the normal operation of other users in the vicinity of the building. Party C shall not move the main production equipment and other daily items out of the leased building during the normal operation period, otherwise it is regarded as Party C’s attempt to escape and dealt with according to Party C’s breach of agreement, and Party A and Party B may terminate this agreement unilaterally and ask Party C for the compensation for the breach of agreement and all other losses immediately.

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8.	During the lease period, Party C is responsible for fire safety, three bags in front of the door, comprehensive governance and safety, anti-theft, security and other work, and is not allowed to stay in the leased plant, warehouse, office building, cooking, such as fire and other accidents caused by all the losses (including housing, dormitory) by Party C. Party C shall clean up the production garbage in time, and eliminate the overhead throwing and pollutants around the industry, and Party C shall be responsible for the compensation for the casualties or property damage caused by the overhead throwing directly or indirectly. Party C shall take good care of all the articles, and Party C shall purchase insurance (including liability insurance, burglary insurance, fire insurance, flood insurance, etc.) for the leased premises and the property (including staff, articles and property) in the leased premises. If Party C fails to purchase the above insurance, Party C shall bear all the responsibility for any loss, damage, fire, flood, natural disaster or casualty of all the articles arising therefrom.
9.	Party B has the right to inspect the fire safety of the house regularly, Party C should actively cooperate with Party B in the inspection, and Party B has the right to propose a deadline for rectification if the house does not comply with the fire safety regulations. If Party C does not rectify within the deadline, Party B can unilaterally terminate the agreement and take back the house, and Party B will not bear the responsibility of breach of agreement.
10.	Party C cannot default on workers’ wages during the production and operation period, and Party C shall be responsible for any labor disputes caused by Party C. Party C shall be liable for compensation if Party A and Party B suffer losses as a result of such disputes.
11.	the expiration of the term of the lease, party C to continue to rent, party C should be six months before the expiration of the term of the lease application for renewal of the lease, by the consensus of party A, B, C, and then sign a separate lease agreement. If Party C does not renew the lease, Party A has the right to bring someone to see the house within six months before the expiration of the lease term, and Party B should cooperate.
12.	the expiration of the lease term, such as the two sides failed to renew the lease agreement, party C in the expiration of the lease period, there is a grace period of 15 days to move, the rent is paid as usual during the grace period, after the grace period, party C should be on time to return the leased premises to party A, party C should be their own belongings to be relocated out of the house, such as party C and the expiration of the lease term has been all out of the party C is considered to be to the party A to return to the leased premises, such as leaving items, party A shall be entitled to make a deal and the party B shall have the right to deal with it. If Party C has left the premises after the expiration of the lease term, Party C shall be deemed to have returned the premises to Party A. If there are any leftover articles, Party A shall have the right to deal with them and require Party C to pay for the cleaning cost. If Party C has not moved out of the house after the grace period, Party C shall pay overdue occupation fee to Party A in accordance with 5 times of the standard amount of rent agreed in this agreement until the date of Party C’s complete relocation.

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13.	Upon expiration of the lease term, if Party C does not breach the lease, the movable property in the leased premises shall belong to Party C and the immovable property shall belong to Party A. Party A shall not compensate for Party C’s loss of business, loss of renovation or loss of any fixed items or immovable property inputs. Party B agrees not to claim any renovation compensation, compensation and business loss from Party A due to the cancellation, termination or invalidity of this agreement.
14.	The waste materials generated by Party C in the production and operation shall be purchased by Party B of Party A on a priority basis; the domestic garbage generated by Party C in the leased premises shall be put into the designated location of the park and be uniformly handled by the park; and the industrial garbage and wastes generated by Party C in the leased premises must be handled by Party C itself. Industrial garbage and waste generated by Party C in the leased premises must be handled by Party C itself. If toxic and hazardous waste is generated, Party C must appoint a qualified third party to handle it, and prohibit the illegal discharge of waste gas and water in the park. If Party C violates the above agreement, Party C shall bear all the consequences.

Article 6 Liability for breach of agreement

1.	During the lease period, each party shall not unilaterally terminate this agreement without any reason, otherwise, the defaulting party shall compensate the other party for all the economic losses caused by the default, and the abiding party shall have the right to retain the property of the defaulting party in the leased premises. If Party C violates the agreement, Party B has the right to take compulsory measures such as stopping water and electricity to Party C. If Party C violates the agreement, Party B has the right to take compulsory measures such as stopping water and electricity. If Party C is in breach of the agreement under Article 6 (2), Party C shall move out of the leased premises within 15 days from the date of receipt of the notice of termination of the agreement and return the leased premises in accordance with the provisions of the agreement, and if the leased premises are not returned after the deadline, Party C shall pay Party A the late occupancy fee according to the five times of the standard rent agreed in the agreement until the date of Party C’s complete relocation. If the agreement is terminated due to Party C’s default, the fixed decoration, addition and other real estate invested by Party C in the leased premises shall belong to Party A, and Party A and Party B shall have the right to receive or require Party C to restore the original state, and the expenses incurred shall be borne by Party C.
2.	Party C has the right to unilaterally terminate the agreement and not to return the deposit if Party C has any of the following circumstances:

(1) Party C uses the house to engage in illegal activities;

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(2) Party C changes the main structure of the house without authorization and does not bear the responsibility of maintenance;

(3) Party C fails to pay the rent and related expenses on time for more than 20 days;

(4) Party C owes wages in arrears for one month or the labor department intervenes to deal with the arrears of wages, and Party C fails to deal with the matter properly and in time within 10 days after the intervention of the relevant department;

In the case of Party C under the circumstance of item (3) of this paragraph, Party C shall pay the late payment fee in accordance with the agreement of Article 1 and Article 2 of this agreement until the date when Party C pays all the arrears of payment, and at the same time, Party A has the right to unilaterally terminate this agreement in accordance with the agreement of this paragraph and shall not refund the deposit.

3.	During the lease period, if the leased property is subject to national expropriation, urban renewal project, land preparation and benefit coordination project or force majeure, and both parties are unable to continue to fulfill the agreement, Party A, B and C agree to unconditionally terminate this agreement, and Party A will return the deposit to Party C, and all parties will not hold each other responsible for any legal liability.

Article 7 Others

1.	This agreement may be supplemented by consensus of the parties if there are any outstanding issues. If any dispute occurs in the fulfillment of the agreement, all parties should solve it by friendly negotiation, if the negotiation fails, it can be sued to the People’s Court of the place where the house is located.
2.	Three copies of this agreement, Party A, Party B and Party C each holds one copy, all have the same legal effect.
3.	This agreement shall be effective on the date signed or sealed by both parties.

(No text below)

Party A: Huang Erchun

Signature: /s/ Huang Erchun

Party B: Shenzhen Jingang Industry Co., Ltd.

Authorized Representative: /s/ Huang Erchun

Party C: Fenbo Plastic Products Factory (Shenzhen) Ltd

Authorized Representative: /s/ Li Kin Shing

Signing date: 20 June 2024

Signing address: Fuhai, Baoan District, Shenzhen

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